UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – May 5, 2015

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On May 5, 2015, the Board of Directors (the “Board”) of West Pharmaceutical Services, Inc. (the “Company”) increased the number of directors who constitute the entire Board from 10 to 11 and elected Eric M. Green, Chief Executive Officer of the Company, as a director to serve until the 2016 annual meeting of shareholders and until his successor is duly elected and qualified.

Appointment of Non-Executive Chairman of the Board

Also on May 5, 2015, the Board appointed Patrick J. Zenner, Lead Independent Director of the Company and an independent director of the Company since 2002, as non-executive Chairman of the Board for an initial term commencing upon the resignation of Donald E. Morel, Jr., Ph.D., on June 30, 2015, and ending immediately following the 2016 annual meeting of shareholders. Mr. Zenner is retired from Hoffmann-La Roche Inc., North America, the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise, where he served as President and Chief Executive Officer from 1993 to January 2001. Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate-governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO. The Board has agreed to compensate Mr. Zenner for the additional responsibilities undertaken as Chairman of the Board at an initial rate of $100,000 per year, to be paid in cash and/or restricted stock of the Company, as elected by Mr. Zenner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ William J. Federici
William J. Federici
Senior Vice President and Chief Financial Officer

May 11, 2015